UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 31, 2014 (July 29, 2014)

BOULDER BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33595	20-2949397
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Pearl Street, Suite 300 Boulder, Colorado	80302
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (303) 652-0521

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement

On July 29, 2014, Boulder Brands, Inc., a Delaware corporation (the “Company”), entered into the Amendment Agreement (the “Third Amendment”) by and among GFA Brands, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, as borrower (the “Borrower”), the Company, as a guarantor, the other guarantors party thereto, the financial institutions party thereto, as lenders, and Citibank, N.A., as administrative agent (the “Administrative Agent”). The Third Amendment, among other things, amends the Credit Agreement, dated as of July 9, 2013 (as amended by the First Amendment to Credit Agreement, dated as of December 20, 2013, the Second Amendment to Credit Agreement, dated as of December 20, 2013, and as further amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement,” and as amended by the Third Amendment, the “Credit Agreement”), by and among the Borrower, the Company, as a guarantor, the other guarantors from time to time party thereto, the several financial institutions from time to time party thereto, as lenders, and the Administrative Agent.

Pursuant to the Third Amendment, the Existing Credit Agreement was amended, with the result that, among other things, (a) the aggregate principal amount of the term loan facility was increased by $27 million (to approximately $299.3 million), (b) the aggregate principal amount of the revolving credit facility was increased from $80 million to $115 million, (c) subject to compliance with certain leverage-based criteria, the interest rate margin with respect to the term loan facility was decreased by up to 0.50%, (d) the maximum total funded debt to consolidated EBITDA ratio was increased to 6.50x for any fiscal quarter ending prior to December 31, 2015, and to 6.00x for the fiscal quarter ending December 31, 2015 and each fiscal quarter thereafter and (e) the “incremental” term loan provision was revised so that, upon the satisfaction of certain conditions, the Borrower may increase the term and/or revolving commitments by an amount not to exceed the sum of (i) $100 million and (ii) an additional amount so long as various specified leverage ratios are not exceeded, subject to receipt of additional lending commitments for such loans. Proceeds of the new term loans borrowed in connection with the Third Amendment were used to repay outstanding revolving loans under the Credit Agreement, to pay fees and expenses in connection with the Third Amendment and for cash on the balance sheet.

The summary description of the Third Amendment in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Forward-Looking Statements

This Current Report on Form 8-K (including information included or incorporated by reference herein) includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Such statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: potential changes to future tax rates; unexpected costs, charges, liabilities, or expenses resulting from the transaction; potential adverse reactions or changes in business relationships resulting from the announcement or completion of the transaction; and those other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, which is available at the SEC’s Web site http://www.sec.gov. The information set forth herein speaks only as of the date hereof, and any intention or obligation to update any forward looking statements as a result of developments occurring after the date hereof is hereby disclaimed.

Item 7.01.	Regulation FD Disclosure.

On July 29, 2014, the Company issued a press release announcing that it had entered into the Third Amendment. The text of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)

Exhibits.

10.1	Amendment Agreement, dated as of July 29, 2014, by and among GFA Brands, Inc., a Delaware corporation, as borrower, Boulder Brands, Inc., a Delaware corporation, as a guarantor, the other guarantors party thereto, the financial institutions party thereto, as lenders, and Citibank, N.A., as administrative agent.

99.1	Press Release, dated July 29, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 31, 2014	BOULDER BRANDS, INC.
(registrant)

	By:	/s/ Christine Sacco
Christine Sacco Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amendment Agreement, dated as of July 29, 2014, by and among GFA Brands, Inc., a Delaware corporation, as borrower, Boulder Brands, Inc., a Delaware corporation, as a guarantor, the other guarantors party thereto, the financial institutions party thereto, as lenders, and Citibank, N.A., as administrative agent.

99.1	Press Release, dated July 29, 2014